Exhibit 99.1

Press Release:

BIO-LOGIC REPORTS 23.5% EARNINGS PER SHARE INCREASE FOR FISCAL 2004

Total Sales Down 4%; International Sales Increase 16%

Cash Builds by $2.1 Million to $12.8 Million

MUNDELEIN, IL, May 25, 2004 – Bio-logic Systems Corp. (Nasdaq: BLSC), a designer and marketer of computerized medical electro-diagnostic equipment and disposables, today reported financial results for the fourth quarter and fiscal year ended February 29, 2004. The company recorded strong international hearing sales growth and a significant increase in sales of hearing supplies worldwide, and also benefited from a $432,000 nonrecurring tax credit in fiscal 2004 for prior years.

Fourth Quarter Results

Net sales for the fourth quarter ended February 29, 2004 increased 8.1 percent to $7.9 million, compared with $7.3 million for the same quarter a year ago. Gross profit margin decreased to 65.5 percent from 66.2 percent for the same period of the prior fiscal year, primarily due to changes in product mix toward neurology systems. Total selling, general and administrative expense (SG&A) for the quarter increased $179,000 to $3.3 million, or 42.1 percent of net sales, compared to $3.1 million, or 43.1 percent of net sales, for the fourth quarter of fiscal 2003, due primarily to increases in administrative expenses and self-funded medical expenses, partially offset by reductions in professional services and bad debt provisions. Research and development expense (R&D) increased $97,000 to $1.5 million, or 18.8 percent of net sales, compared to $1.4 million, or 19.0 percent of net sales, for the same period of the prior fiscal year, due to lower net capitalized software development costs, partially offset by reductions in consulting expenses.

Operating income for the quarter was $359,000, compared to $297,000 for the same quarter last fiscal year. Net income for the quarter was $626,000, or $0.14 per diluted share, compared to $347,000, or $0.08 per diluted share, in the fourth quarter of fiscal 2003. Net income in the fiscal 2004 fourth quarter was favorably impacted by a $181,000 income tax adjustment resulting from historical tax refunds for research and experimentation expense, and by $25,000 of similar refunds related to the current year.

Full Year Results

For the fiscal year ended February 29, 2004, net sales decreased 4.0 percent to $28.1 million, compared with $29.3 million for the prior fiscal year. Gross profit margin improved to 68.2 percent from 67.2 percent, due mainly to favorable changes in product mix toward hearing systems and supplies. SG&A for the 2004 fiscal year decreased $597,000 to $12.2 million, or 43.4 percent of net sales, compared to $12.8 million, or 43.7 percent of net sales, in fiscal 2003, primarily due to lower consulting expenses and doubtful account provisions. R&D increased

$285,000 to $5.2 million, or 18.4 percent of net sales, compared to $4.9 million, or 16.7 percent of net sales, in the prior fiscal year, primarily due to lower net capitalized software development costs, partially offset by reduced consulting expenses.

For fiscal 2004, the company had operating income of $1.8 million, compared to $2.0 million for fiscal 2003. Net income for the year was $1.9 million, or $0.42 per diluted share, compared to $1.5 million, or $0.34 per diluted share, for the prior year. During the fiscal year, the company’s tax provision was reduced by the recording of $432,000 of historical nonrecurring tax credits, which increased net income by $.10 per diluted share, and an additional $100,000 of similar credits related to the current year.

The company had $12.8 million in cash and cash equivalents at February 29, 2004, an increase of $2.1 million from the February 28, 2003 prior fiscal year end. Book value per share at the end of fiscal 2004 increased to $4.86, up from $4.43 one year ago.

Roderick G. Johnson, president and chief operating officer, commenting on the year’s results stated, “A strong fourth quarter was not sufficient to offset earlier shortfalls and fiscal 2004 sales came in 4.0 percent below fiscal 2003. Neurology system sales exhibited a similar pattern, ending the year with a solid fourth quarter, but not sufficient to make up for shortfalls in the first nine months of the year. Hearing system sales, led by our Navigator® Pro diagnostic products featuring M•A•S•T•E•R™ software, increased for the year, due to strong international sales, especially in Europe. Our total international sales increased 16 percent this year, on top of an 18 percent increase in fiscal 2003. We also continued to experience significant growth in our hearing disposables business, with a 15 percent increase for the year. Non-system revenues, which includes supplies, warranty and service, now account for 28 percent of our total business, up from 25 percent in fiscal 2003. Although sales decreased for the year, we continued our commitment to the development of new products and improvement of our existing product lines through significant expenditures for R&D.”

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Looking Forward

Johnson continued, “Having addressed the production issues encountered in the third quarter, completed the first phase of our global hearing marketing program featuring our hearing diagnostics and infant screening products, and updated almost our entire hearing product line’s hardware and software in fiscal 2004, we are confident that our hearing business can continue to grow. The U.S. infant hearing screening market continues to decline and become a replacement market, with an estimated 85 percent of the annual 4 million newborns now being screened. Our focus for the future emphasizes babies referred for further testing after initial screening, where our diagnostic products such as M•A•S•T•E•R have gained strong acceptance by audiologists as a product of choice for aiding in their determination of the appropriate therapies to benefit the infant. In addition, our Stacked ABR (Auditory Brainstem Response) for assisting in the detection of auditory nerve abnormalities in adults, also continues to gain acceptance by leading audiologists.

“We will continue to vigorously market our hearing disposables, where the Ear Muffin™ has been well accepted. We are also excited about our new HALO Ear Muffin, a product designed for use with our ABaer®, M•A•S•T•E•R systems, as well as to compete directly with the Natus® ALGO® Flexicoupler™ disposable. A patent application has been submitted for HALO, and we have already received a significant international order that we anticipate shipping in the second quarter of fiscal 2005.

“Our leadership and expertise in the hearing field continues to be recognized, as evidenced by our exclusive licensing agreement with House Ear Institute in which Bio-logic will develop new software on our existing Navigator Pro platform to aid in the diagnosis of Meniere’s disease, an affliction that affects an estimated 2.6 million Americans. From the foundation of our New Technologies Workshop educational marketing program presented throughout the world, which was attended by 3,000 paid participants, we have launched and are leading an initiative to develop Audiological Centers for Excellence in partnership with select universities to educate audiologists and otolaryngologists in the latest technologies.

“In our neurology and sleep monitoring products, we are completing work on the development of a new 128 channel EEG recorder for long-term epilepsy monitoring, and the new Vision™ software for use in neurology and sleep monitoring which will include a completely updated user interface and other new features,” concluded Johnson.

Board of Director Retirements

The company also announced three retirements from its board of directors. At the May 12 meeting of the board, Gil Raviv, Ph.D. and Charles Weingarten, M.D., both co-founders of the company and directors since its inception, resigned their positions as director effective June 1, citing the desire to devote additional time to other activities, and to give the company an opportunity to recruit independent outside directors to respond to the changing regulatory environment and to bring new business perspectives to Bio-logic. Dr. Weingarten will continue to advise the board on medical issues as an honorary director emeritus. In addition, Irving Kupferberg, CPA, a member of the Board since Bio-logic became a public company in 1983, has indicated his intention to resign as an honorary director at the annual shareholders meeting to be held in July.

Commenting on the retirements, Gabe Raviv, chairman and chief executive officer said, “These individuals have all made significant contributions to the success of Bio-logic. Chuck’s idea of combining an off-the-shelf computer with Auditory Brainstem Evoked Response software led to the first product for the newly formed company in 1979; Gil was instrumental throughout the first 13 years of our history and helped shape the direction of our development into an electro-diagnostic company; and Irv has been a trusted financial advisor for over 20 years. Their advice and counsel over the years has been invaluable in helping the company become the technology and industry market leader that it is today. I wish to personally thank each of them for their many years of service to the company, we will always think of them as members of the Bio-logic team.”

About Bio-logic

Bio-logic Systems Corp., headquartered in Mundelein, IL, designs, develops, assembles and markets computer-based electro-diagnostic systems and related disposables for use by hospitals, clinics, school districts, universities and physicians. The systems conduct tests that are typically used by medical practitioners to aid in the diagnosis of certain neurological disorders, brain disorders and tumors and sensory disorders, including audiological and hearing screening and diagnosis.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), including statements under the caption “Looking Forward,” that reflect management’s current expectations about Bio-logic’s future results, performance, prospects and opportunities. Management has attempted to identify these forward-looking statements by using words such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “could,” “should” or similar expressions, but these words are not the exclusive way of identifying these statements. These forward-looking statements are based on information currently available to management and are subject to a number of risks, uncertainties and other factors that could cause Bio-logic’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include general economic and business conditions, turnover in Bio-logic’s sales force, lack of acceptance of new technology by clinicians and other healthcare professionals, the results of research and development efforts, technological changes, competition, potential changes in regulation by the FDA, costs relating to manufacturing of products, the timing of customer orders, the ability of certain suppliers to meet requirements, Internal Revenue Service determinations and other facts affecting the realization of the anticipated tax credits and other factors detailed from time to time in Bio-logic’s filings with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, Bio-logic undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

Financial Table Follows…

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Bio-logic Systems Corp and Subsidiaries

Consolidated Statement of Operations

In Thousands, Except for Per Share Data

	Three Months Ended February 29 and 28,		Twelve Months Ended February 29 and 28,
	2004	2003	2004	2003
NET SALES	$7,893	$7,300	$28,101	$29,264
COST OF SALES	2,726	2,471	8,932	9,596

Gross Profit	5,167	4,829	19,169	19,668

OPERATING EXPENSES:
Selling, general & administrative	3,322	3,143	12,189	12,786
Research & development	1,486	1,389	5,169	4,884

Total operating expenses	4,808	4,532	17,358	17,670

OPERATING INCOME	359	297	1,811	1,998
OTHER INCOME (EXPENSE):
Interest income	51	36	127	139
Interest expense	—	(22)	—	(27)
Miscellaneous	4	(1)	6	(4)

Total other income	55	13	133	108

INCOME BEFORE INCOME TAXES	414	310	1,944	2,106
PROVISION FOR INCOME TAXES	(212)	(37)	62	656

NET INCOME	$626	$347	$1,882	$1,450

RETAINED EARNINGS, BEGINNING OF PERIOD	14,818	13,215	13,562	12,112

RETAINED EARNINGS, END OF PERIOD	$15,444	$13,562	$15,444	$13,562

EARNINGS PER SHARE:
Basic	$0.15	$0.08	$0.45	$0.35

Diluted	$0.14	$0.08	$0.42	$0.34

BASIC SHARES OUTSTANDING	4,220,853	4,197,302	4,206,363	4,196,362
DILUTED SHARES OUTSTANDING	4,544,476	4,363,187	4,446,730	4,317,556

SELECTED BALANCE SHEET DATA

	As of February 29, 2004	As of February 28, 2003
Cash and marketable securities	$12,750	$10,678
Current assets	22,955	21,028
Total assets	27,194	25,190
Current liabilities	6,243	6,224
Long-term obligations	0	0
Shareholders’ equity	20,279	18,286

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